Exhibit 4.1

OFFICER’S ISSUANCE CERTIFICATE

Floating Rate Asset Backed Term Notes, Series 2004-A

The undersigned hereby certifies, pursuant to the Indenture dated as of October 7, 2003 (the “Indenture”), between Superior Wholesale Inventory Financing Trust VIII (the “Issuer” or the “Trust”) and The Bank of New York, a New York banking corporation, as Indenture Trustee, that there has been established pursuant to and in conformity with resolutions duly adopted by the Board of Directors of Wholesale Auto Receivables Corporation, a Delaware corporation (the “Seller”), a series of Notes to be issued under and in conformity with the Indenture, which series of Notes shall have the terms specified herein. Capitalized terms used and not otherwise defined herein shall have the meanings specified in Appendix 1 hereto or, if not defined therein, then shall have the meanings set forth in Part 1 of Appendix A to the Trust Sale and Servicing Agreement, dated as of October 7, 2003, among the Issuer, the Seller and General Motors Acceptance Corporation (the “Trust Sale and Servicing Agreement”).

1.	Designation and Aggregate Principal Amount.

1.1	The designation of the series of Notes is the Floating Rate Asset Backed Term Notes, Series 2004-A (the “2004-A Term Notes”). The 2004-A Term Notes shall be in the form set forth in Exhibit A hereto.

1.2	The aggregate principal amount of the 2004-A Term Notes which may be authenticated and delivered under the Indenture (except for 2004-A Term Notes authenticated and delivered upon registration and transfer of, or in exchange for, or in lieu of, other 2004-A Term Notes pursuant to the Indenture) is $500,000,000.

1.3	The 2004-A Term Notes shall be issued on the “2004-A Term Notes Closing Date.”

2.	Denomination, Form, Book Entry Registration and Transfer Restrictions.

2.1	Denominations. The 2004-A Term Notes will be issued and authorized in minimum denominations of $1,000 and in integral multiples in excess thereof.

2.2	2004-A Term Notes. The 2004-A Term Notes shall initially be issued in book-entry form pursuant to Section 2.10 of the Indenture and subject to the terms of the Note Depository Agreement attached hereto as Exhibit B. The 2004-A Term Notes will not be Unregistered Notes under Section 2.15 of the Indenture.

2.3	Clearing Agency. The initial Clearing Agency for the 2004-A Term Notes shall be DTC.

2.4	Definitive Term Notes.

2.4.1	No Note Owner shall receive a Definitive Term Note representing such Note Owner’s interest in a 2004-A Term Note, except as provided in Section 2.12 of the Indenture. Unless and until Definitive Term Notes with respect to such 2004-A Term Notes have been issued to such Note Owner pursuant to Section 2.12 of the Indenture, with respect to such 2004-A Term Notes:

(a)	the provisions of this Section 2.4 shall be in full force and effect;

(b)	the Note Registrar and the Indenture Trustee shall be entitled to deal with the Clearing Agency for all purposes of the Indenture (including this Officer’s Issuance Certificate), including the payment of principal of and interest on the 2004-A Term Notes and the giving of instructions or directions hereunder), as the sole Holder of the 2004-A Term Notes and shall have no obligation to any Note Owner;

(c)	to the extent that the provisions of this Section 2.4 conflict with any other part of the Indenture, the provisions of this Section 2.4 shall control;

(d)	the rights of such Note Owner shall be exercised only through a Clearing Agency or a Clearing Agency Participant and unless and until Definitive Term Notes are issued for the 2004-A Term Notes pursuant to Section 2.12 of the Indenture, the initial Clearing Agency shall make book-entry transfers between the Clearing Agency Participants and receive and transmit payments of principal of and interest on such 2004-A Term Notes to such Clearing Agency Participants; and

(e)	whenever the Indenture (including this Officer’s Issuance Certificate) requires or permits actions to be taken based upon instructions or directions of Holders of Notes or 2004-A Term Notes evidencing a specified percentage of the Outstanding Amount of the Notes or the 2004-A Term Notes, the Clearing Agency shall be deemed to represent such percentage only to the extent that it has (1) received written instructions to such effect from Note Owners and/or Clearing Agency Participants owning or representing, respectively, such required percentage of the beneficial interest in the 2004-A Term Notes and (2) delivered such instructions to the Indenture Trustee.

2.4.2	In the event that Definitive Term Notes are issued to the Holders of the 2004-A Term Notes, such Definitive Term Notes shall become void in their entirety unless presented for payment within a period of 10 years from the relevant date in respect thereof. After the date on which a Note becomes void in its entirety, no claim may be made in respect thereof. In this Section 2.4.2, the “relevant date” is the date on which a payment first becomes due or (if the full amount of the moneys payable has not been duly received by the Indenture Trustee on or prior to such date) the date on which the full amount of such moneys having been so received, notice to that effect is duly given to the Holders of the 2004-A Term Notes.

2.5	Authentication Agent; Note Registrar.

2.5.1	The initial Authentication Agent for the 2004-A Term Notes will be the Indenture Trustee.

2.5.2	The initial Note Registrar for the 2004-A Term Notes will be the Indenture Trustee.

3.	Specified Support Arrangements.

With respect to the 2004-A Term Notes, the Specified Support Arrangements consist of the 2004-A Term Note Cash Accumulation Reserve Fund.

4.	Allocation and Payment of Interest.

4.1	Payment of Interest.

4.1.1	Interest on the outstanding principal balance of the 2004-A Term Notes will be payable in arrears by the Trust. Interest will accrue from and including the 2004-A Term Notes Closing Date, or from and including the most recent Monthly Distribution Date on which interest has been paid, to but excluding the current Monthly Distribution Date. Interest accrued as of any Monthly Distribution Date, but not paid on such Monthly Distribution Date, will be due on the next Monthly Distribution Date.

4.1.2	Interest on the 2004-A Term Notes will accrue at a rate equal to One-Month LIBOR plus 0.08% per annum and will be payable on each Monthly Distribution Date, and will be calculated on the basis of the Actual/360 Day Count.

4.1.3	Notwithstanding the foregoing Sections 4.1.1 through 4.1.2, interest will be payable from, and only to the extent of, amounts paid by the Trust to the 2004-A Term Note Distribution Account pursuant to Section 4.2(b) hereof.

4.2	Application of the 2004-A Term Notes Monthly Available Amount.

(a)	Pursuant to Section 4.5(c)(i) of the Trust Sale and Servicing Agreement, on each Monthly Distribution Date the following funds (collectively, the “2004-A Term Notes Monthly Available Amount”) will be withdrawn by the Indenture Trustee, based upon the Servicer’s Accounting for such Monthly Distribution Date, from the account in which such funds are held, for application pursuant to Section 4.2(b) of this Officer’s Issuance Certificate:

(1)	the Trust Interest Allocation of the 2004-A Term Notes;

(2)	all 2004-A Term Notes Distribution Principal Subaccount Earnings;

(3)	all 2004-A Term Note Cash Accumulation Account Earnings; and

(4)	if a Cash Accumulation Period has commenced and is continuing for the 2004-A Term Notes and if the amounts specified in the foregoing subclauses (1) through (3) are less than the 2004-A Term Notes Noteholders’ Interest for such Monthly Distribution Date, then the lowest of the following amounts:

(x)	such shortfall;

(y)	the 2004-A Term Note Cash Accumulation Reserve Fund Release Amount; and

(z)	the amount of funds on deposit in the 2004-A Term Note Cash Accumulation Reserve Fund.

(b)	The Indenture Trustee, based upon the Servicer’s Accounting for such Monthly Distribution Date, will apply the 2004-A Term Notes Monthly Available Amount on such Monthly Distribution Date as follows:

(1)	the lesser of

(x)	the 2004-A Term Notes Monthly Available Amount and

(y)	an amount equal to the 2004-A Term Notes Noteholders’ Interest for the related Monthly Distribution Date shall be transferred to the 2004-A Term Notes Distribution Account for payment of interest on the 2004-A Term Notes.

Any shortfall of the 2004-A Term Notes Monthly Available Amount below the 2004-A Term Notes Noteholders’ Interest for such Monthly Distribution Date shall constitute a “Series Shortfall” for the 2004-A Term Notes. Any excess of the 2004-A Term Notes Monthly Available Amount for a Monthly Distribution Date over the 2004-A Term Notes Noteholders’ Interest for such Monthly Distribution Date will constitute a “Remaining Interest Amount”.

5.	Allocations and Payments in Respect of Principal.

5.1	General.

5.1.1	During the Revolving Period, until the commencement of either the Payment Period for the 2004-A Term Notes or a Rapid Amortization Period for the 2004-A Term Notes which is not an Early Amortization Period for the Trust, no payments of principal on the 2004-A Term Notes shall be required or made and Available Trust Principal shall not be set aside for such purpose.

5.1.2	For the 2004-A Term Notes, there shall be no Required Payments or Servicer Liquidity Advances as contemplated by Section 4.5(e) of the Trust Sale and Servicing Agreement, and the term “Priority Payment Amount” shall have no effect.

5.1.3	For purposes of Section 6.2(b)(iv) of the Trust Sale and Servicing Agreement, the period of time which begins upon the commencement of a Payment Period, Cash Accumulation Period or Rapid Amortization Period for the 2004-A Term Notes and which ends upon the occurrence of the Fully Funded Date with respect to the 2004-A Term Notes shall constitute a “Daily Remittance Period.”

5.1.4	During any period in which funds are being set aside or paid out in respect of the outstanding principal balance of the 2004-A Term Notes, no amount shall be set aside or paid to the extent that it would cause the total amount so set aside or paid to exceed the outstanding principal balance of the 2004-A Term Notes.

5.2	Deposits of Principal Collections.

5.2.1	During Payment Period. On each day during the Payment Period until the Fully Funded Date occurs, the Servicer will instruct the Indenture Trustee to withdraw from the Collection Account and deposit in the 2004-A Term Notes Distribution Principal Subaccount the Principal Allocation Percentage of Available Trust Principal allocated to the 2004-A Term Notes on such day pursuant to Section 4.5(d)(i) of the Trust Sale and Servicing Agreement.

5.2.2	During Cash Accumulation Period. On each day during a Cash Accumulation Period until the Fully Funded Date occurs, the Servicer will instruct the Indenture Trustee to withdraw from the Collection Account and deposit in the 2004-A Term Note Cash Accumulation Account the Principal Allocation Percentage of Available Trust Principal allocated to the 2004-A Term Notes on such day pursuant to Section 4.5(d)(i) of the Trust Sale and Servicing Agreement until the amount on deposit in the 2004-A Term Note Cash Accumulation Account equals the outstanding principal balance of the 2004-A Term Notes. The Trust will use amounts in the 2004-A Term Note Cash Accumulation Account only to make payments as provided in this Officer’s Issuance Certificate.

5.2.3	During Rapid Amortization Period. During a Rapid Amortization Period, the following will occur:

(a)	Immediately upon the commencement of a Rapid Amortization Period, the Indenture Trustee shall withdraw any amounts held in the 2004-A Term Note Cash Accumulation Account or the 2003-A Term Notes Distribution Principal Subaccount (other than Investment Proceeds thereon) and deposit such amounts into the 2004-A Term Notes Distribution Account; and

(b)	On each day, the Servicer shall instruct the Indenture Trustee to withdraw from the Collection Account and deposit into the 2004-A Term Notes Distribution Account the Principal Allocation Percentage of Available Trust Principal allocated to the 2004-A Term Notes pursuant to the applicable clause of Section 4.5(d) of the Trust Sale and Servicing Agreement.

The amount of funds deposited into the 2004-A Term Notes Distribution Account pursuant to the preceding sentence during a Collection Period or on the related Monthly Distribution Date occurring during a Rapid Amortization Period shall constitute the “Available Principal Funds” with respect to such Monthly Distribution Date.

5.3	Distributions in Respect of Principal.

5.3.1	2004-A Term Note Targeted Final Payment Date. On the 2004-A Term Note Targeted Final Payment Date, unless a Rapid Amortization Period for the 2004-A Term Notes has earlier commenced, the Indenture Trustee shall withdraw from the 2004-A Term Notes Distribution Principal Subaccount (or, if a Cash Accumulation Period is then in effect, from the 2004-A Term Note Cash Accumulation Account) and pay to the Holders of the 2004-A Term Notes the lesser of:

(a)	the outstanding principal balance of the 2004-A Term Notes and

(b)	the amount of funds available in the 2004-A Term Notes Distribution Principal Subaccount (or, if a Cash Accumulation Period is then in effect, the 2004-A Term Note Cash Accumulation Account) on such Monthly Distribution Date.

5.3.2	Following the 2004-A Term Note Targeted Final Payment Date. If the amount paid to the Holders of the 2004-A Term Notes on the 2004-A Term Note Targeted Final Payment Date was less than the outstanding principal balance of the 2004-A Term Notes on the 2004-A Term Note Targeted Final Payment Date and if a Rapid Amortization Period is not then in effect, then on each Monthly Distribution Date thereafter, the Servicer shall instruct the Indenture Trustee to withdraw from the 2004-A Term Notes Distribution Principal Subaccount for payment to the Holders of the 2004-A Term Notes the amount of the Available Trust Principal allocated to the 2004-A Term Notes and deposited in the 2004-A Term Notes Distribution Principal Subaccount pursuant to Section 5.2.1.

5.3.3	During Rapid Amortization Period. On each Monthly Distribution Date related to a Rapid Amortization Payment Date, the Indenture Trustee (based on the Servicer’s Accounting for such Monthly Distribution Date) shall apply the lesser of the Available Principal Funds for such Monthly Distribution Date and the outstanding principal balance of the 2004-A Term Notes on the last day of the related Collection Period to the 2004-A Term Notes Distribution Account on such Monthly Distribution Date.

6.	Payment Period, Rapid Amortization Period and Cash Accumulation Period.

6.1	Payment Period.

6.1.1	Unless a Cash Accumulation Period or a Rapid Amortization Period for the 2004-A Term Notes has commenced and is continuing, the Payment Period for the 2004-A Term Notes will commence upon a date that is no earlier than November 1, 2008 and no later than February 1, 2009 (the “Latest Commencement Date”). On the Determination Date in October 2008 and on each Determination Date thereafter before the commencement of the Payment Period, the Servicer will determine the date, if any, on which the Payment Period shall commence prior to the Latest Commencement Date, by calculating the Required Payment Period Length. The Payment Period will commence with the first day of the Collection Period which follows the first Determination Date on which the Required Payment Period Length is equal to or greater than the number of full Collection Periods remaining between such Determination Date and the 2004-A Term Note Targeted Final Payment Date.

The “Required Payment Period Length” as of a Determination Date, is calculated as follows (rounded up in all cases to the nearest whole integer):

Required Payment Period Length	=	Outstanding Note Principal Balance
Recent Minimum Daily Trust Balance × Minimum Monthly Payment Rate

where, for purposes of this equation only:

“Outstanding Note Principal Balance” is the outstanding principal balance of all 2004-A Term Notes and the outstanding principal balance of all other Notes with scheduled Payment Periods during the Payment Period for the 2004-A Term Notes;

“Recent Minimum Daily Trust Balance” is the minimum expected Daily Trust Balance during the period between such Determination Date and February 28, 2009 as determined by the Servicer; and

“Minimum Monthly Payment Rate” is the minimum Monthly Payment Rate during the twelve Collection Periods preceding such Determination Date.

6.1.2	The Payment Period for the 2004-A Term Notes will terminate upon the earliest of (1) the occurrence of a Cash Accumulation Event, (2) the occurrence of the Fully Funded Date, and (3) the occurrence of a Rapid Amortization Event.

6.1.3	If the Payment Period for the 2004-A Term Notes shall be terminated upon the occurrence of an Early Amortization Event described in clauses (i), (j) or (l) of Section 9.1 of the Trust Sale and Servicing Agreement and no other Early Amortization Event has occurred, such Payment Period shall be recommenced if the Seller elects to recommence the Revolving Period as described in Section 9.5(a) of the Trust Sale and Servicing Agreement. If the Payment Period for the 2004-A Term Notes shall be terminated upon the commencement of the Wind Down Period prior to the Final Revolving Period Termination Date, such Payment Period shall be recommenced, if the Seller elects to recommence the Revolving Period as described in Section 9.5(b) of the Trust Sale and Servicing Agreement.

6.2	Rapid Amortization Period.

6.2.1	“Rapid Amortization Period” for the 2004-A Term Notes will commence upon the occurrence of a Rapid Amortization Event and will end upon the earliest to occur of (i) the date on which the 2004-A Term Notes are paid in full and (ii) the Trust Termination Date.

6.2.2	“Rapid Amortization Event” for the 2004-A Term Notes means any of the following events:

(a)	the occurrence of any of the Early Amortization Events set forth in Sections 9.1(a), (b) and (c) of the Trust Sale and Servicing Agreement,

(b)	either the Trust or the Seller becomes required to register as an “investment company” within the meaning of the Investment Company Act, and

(c)	on any Monthly Distribution Date, the balance in the 2004-A Term Note Cash Accumulation Reserve Fund is less than $85,417 (after giving effect to all withdrawals and additions on such Monthly Distribution Date).

6.3	Cash Accumulation Period.

6.3.1	A “Cash Accumulation Period” for the 2004-A Term Notes will commence upon the occurrence of a Cash Accumulation Event and will terminate on the earliest to occur of:

(a)	the date on which the 2004-A Term Notes are paid in full,

(b)	the occurrence of a Rapid Amortization Event for the 2004-A Term Notes,

(c)	the Trust Termination Date, and

(d)	the date on which, pursuant to Section 9.5(a) of the Trust Sale and Servicing Agreement, the Revolving Period recommences.

6.3.2	“Cash Accumulation Event” for the 2004-A Term Notes means any of the following events:

(a)	any of the Early Amortization Events other than the Early Amortization Events specified in Sections 9.1(a), (b) and (c) of the Trust Sale and Servicing Agreement, and

(b)	the commencement of the Wind Down Period.

6.3.3	If a Cash Accumulation Period commences as a result of the occurrence of an Early Amortization Event described in clauses (i), (j) or (l) of Section 9.1 of the Trust Sale and Servicing Agreement and no other Early Amortization Event has occurred, such Cash Accumulation Period may be terminated, and the Revolving Period may be recommenced, if the Seller elects to recommence the Revolving Period as described in Section 9.5(a) of the Trust Sale and Servicing Agreement.

7.	No Optional or Mandatory Purchase or Redemption.

The 2004-A Term Notes are not subject to optional or mandatory purchase or redemption by the Issuer, and the terms “Redemption Price” and “Redemption Date” shall have no application to the 2004-A Term Notes.

8.	2004-A Term Note Cash Accumulation Reserve Fund.

8.1	The Seller, for the benefit of the holders of the 2004-A Term Notes, shall establish and maintain in the name of the Indenture Trustee an Eligible Deposit Account (the “2004-A Term Note Cash Accumulation Reserve Fund”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Holders of the 2004-A Term Notes. The 2004-A Term Note Cash Accumulation Reserve Fund shall be a Designated Account.

8.2	On the 2004-A Term Notes Closing Date, the Seller shall deposit the 2004-A Term Note Cash Accumulation Reserve Fund Initial Deposit into the 2004-A Term Note Cash Accumulation Reserve Fund. The Seller, in its sole discretion, may at any time make additional deposits into the 2004-A Term Note Cash Accumulation Reserve Fund. If the amounts on deposit in the 2004-A Term Note Cash Accumulation Reserve Fund on any Monthly Distribution Date (after giving effect to all deposits therein or withdrawals therefrom on such Monthly Distribution Date) exceed the 2004-A Term Note Cash Accumulation Reserve Fund Required Amount, the Servicer shall instruct the Indenture Trustee to distribute an amount equal to any such excess to the Seller.

8.3	Investment Proceeds of the 2004-A Term Note Cash Accumulation Reserve Fund shall not constitute Shared Investment Proceeds.

9.	2004-A Term Note Cash Accumulation Account.

9.1	The Servicer, for the benefit of the Holders of the 2004-A Term Notes, shall establish and maintain in the name of the Indenture Trustee an Eligible Deposit Account (the “2004-A Term Note Cash Accumulation Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Holders of the 2004-A Term Notes. The 2004-A Term Note Cash Accumulation Account shall be a Designated Account.

9.2	2004-A Term Note Cash Accumulation Account Earnings shall not constitute Shared Investment Proceeds.

10.	2004-A Term Notes Distribution Account.

10.1	The Servicer, for the benefit of the holders of the 2004-A Term Notes, shall establish and maintain in the name of the Indenture Trustee an Eligible Deposit Account (the “2004-A Term Notes Distribution Account”), bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the holders of the 2004-A

Term Notes. The 2004-A Term Notes Distribution Account shall be a Designated Account.

10.2	Upon the commencement of the Payment Period for the 2004-A Term Notes, the Servicer shall instruct the Indenture Trustee to establish a subaccount of the 2004-A Term Notes Distribution Account, which subaccount shall be known as the “2004-A Term Notes Distribution Principal Subaccount”.

10.3	Investment Proceeds from the 2004-A Term Notes Distribution Account and the 2004-A Term Notes Distribution Principal Subaccount shall not constitute Shared Investment Proceeds.

11.	Pledge of the 2004-A Term Notes Account Property.

In order to provide for timely payments in accordance with Section 4.5 of the Trust Sale and Servicing Agreement and the terms of the 2004-A Term Notes, to assure the availability for the benefit of the 2004-A Term Noteholders, of the amounts maintained in the 2004-A Term Note Cash Accumulation Reserve Fund, the 2004-A Term Note Cash Accumulation Account, and the 2004-A Term Notes Distribution Account, and as security for the performance by the Seller of its obligations hereunder, the Seller on behalf of itself and its successors and assigns (with respect to the property described in clauses (a) and (b) below), and the Trust (with respect to the property described in clauses (c) and (d) below), each hereby pledges to the Indenture Trustee and its successors and assigns, all its right, title and interest in and to:

(a)	the 2004-A Term Note Cash Accumulation Reserve Fund and all proceeds of the foregoing, including, without limitation, all other amounts and investments held from time to time in the 2004-A Term Note Cash Accumulation Reserve Fund (whether in the form of deposit accounts, Physical Property, book-entry securities, uncertificated securities or otherwise),

(b)	the 2004-A Term Note Cash Accumulation Reserve Fund Initial Deposit and all proceeds thereof,

(c)	the 2004-A Term Note Cash Accumulation Account and all proceeds of the foregoing, including, without limitation, all other amounts and investments held from time to time in the 2004-A Term Note Cash Accumulation Account (whether in the form of deposit accounts, Physical Property, book-entry securities, uncertificated securities or otherwise), and

(d)	the 2004-A Term Notes Distribution Account and all proceeds of the foregoing, including, without limitation, all other amounts and investments held from time to time in the 2004-A Term Notes Distribution Account (whether in the form of deposit accounts, Physical Property, book-entry securities, uncertificated securities or otherwise), (collectively, the “2004-A Term Notes Account Property”), to have and to hold all the aforesaid property, rights and privileges unto the Indenture Trustee, its successors and assigns, in trust for the uses and purposes, and subject to the terms and provisions, set forth in this Officer’s Issuance Certificate and in Section 4.6 of the Trust Sale and Servicing Agreement. The Indenture Trustee shall hold and distribute the 2004-A Term Notes Account Property in accordance with the terms and provisions of the Trust Sale and Servicing Agreement. By its authentication of the 2004-A Term Notes, the Indenture Trustee acknowledges and accepts such trusts as are specified herein with respect to the 2004-A Term Notes Account Property.

* * * *

The undersigned has read or has caused to be read the Indenture, including the provisions of Section 2.1 and the definitions relating thereto, and the resolutions adopted by the Board of Directors referred to above. Based on such examination, the undersigned has, in the undersigned’s opinion, made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether all conditions precedent set forth in the Indenture and the other Basic Documents relating to the establishment of the form and terms of a series of Notes under the Indenture have been complied with. In the opinion of the undersigned, all such conditions precedent have been complied with in respect of the 2004-A Term Notes.

* * * *

IN WITNESS WHEREOF, the undersigned has hereunto executed this Officer’s Issuance Certificate as of the March 30, 2004.

WHOLESALE AUTO RECEIVABLES
CORPORATION

By:	/S/ C. PROCTOR
Name:	C. Proctor
Title:	Senior Project Manager-Securitization

APPENDIX 1

to

OFFICER’S ISSUANCE CERTIFICATE

FOR THE 2004-A TERM NOTES

Definitions.

1.	Reference to General Rule.

Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Indenture and in Appendix A to the Trust Sale and Servicing Agreement dated as of October 7, 2003 among General Motors Acceptance Corporation, as Servicer, Wholesale Auto Receivables Corporation, as Seller, and Superior Wholesale Inventory Financing Trust VIII, as Issuer. All references herein to “the Officer’s Issuance Certificate” are to the Officer’s Issuance Certificate with respect to the 2004-A Term Notes, dated March 30, 2004.

2.	Definitions Specific to the 2004-A Term Notes.

The following terms are defined with respect to the 2004-A Term Notes only, are not defined in Appendix A to the Trust Sale and Servicing Agreement and, when used in the Basic Documents, shall have the defined meanings set forth below:

2004-A Term Notes Closing Date: March 30, 2004.

2004-A Term Notes Distribution Account: The account established as provided in Section 10.1 of the Officer’s Issuance Certificate.

2004-A Term Notes Distribution Principal Subaccount: The subaccount of the 2004-A Term Notes Distribution Account established in Section 10.2 of the Officer’s Issuance Certificate.

2004-A Term Notes Distribution Principal Subaccount Earnings: For a Monthly Distribution Date, any Investment Proceeds in respect of funds in the 2004-A Term Notes Distribution Principal Subaccount during the related Collection Period.

2004-A Term Notes Interest Rate: The interest rate specified in Section 4.1 of the Officer’s Issuance Certificate.

2004-A Term Notes Monthly Available Amount: The funds collectively described as such in Section 4.2(a) of the Officer’s Issuance Certificate.

2004-A Term Notes Noteholders’ Interest: For any Monthly Distribution Date, the sum of:

(a)	the product of

(1)	the outstanding principal balance of the 2004-A Term Notes on the last day of the related Collection Period (or, in the case of the initial

Monthly Distribution Date, the outstanding principal balance on the 2004-A Term Notes Closing Date),

(2)	the 2004-A Term Note Interest Rate for the related Monthly Distribution Date, and

(3)	a fraction, the numerator of which is the number of days elapsed from and including the prior Monthly Distribution Date (or, in the case of the initial Monthly Distribution Date, from and including the 2004-A Term Notes Closing Date) to but excluding such Monthly Distribution Date and the denominator of which is 360, and

(b)	the excess of the 2004-A Term Notes Noteholders’ Interest for the prior Monthly Distribution Date over the amount of funds that were deposited in the 2004-A Term Notes Distribution Account on the preceding Monthly Distribution Date.

Available Principal Funds: Has the meaning set forth in Section 5.2.3 of the Officer’s Issuance Certificate.

3.	Specification for 2004-A Term Notes of Terms Defined in Appendix A to the Trust Sale and Servicing Agreement.

The following terms, when used in the Indenture, the Trust Sale and Servicing Agreement and/or other Basic Documents, with respect to the 2004-A Term Notes, shall have the meanings set forth below (and, if used in the Officer’s Issuance Certificate, shall be used with respect to the 2004-A Term Notes only, except where expressly indicated otherwise):

2004-A Term Note Cash Accumulation Account: The account established as provided in Section 9.1 of the Officer’s Issuance Certificate.

2004-A Term Note Cash Accumulation Account Earnings: On a Monthly Distribution Date, the investment earnings during the related Collection Period on funds deposited in the 2004-A Term Note Cash Accumulation Account, net of losses and investment expenses with respect to such funds.

2004-A Term Note Cash Accumulation Reserve Fund: The account established as provided in Section 8.1 of the Officer’s Issuance Certificate.

2004-A Term Note Cash Accumulation Reserve Fund Deposit Amount: For a Monthly Distribution Date, the excess, if any, of the 2004-A Term Note Cash Accumulation Reserve Fund Required Amount over the amount on deposit in the 2004-A Term Note Cash Accumulation Reserve Fund.

2004-A Term Note Cash Accumulation Reserve Fund Initial Deposit: $5,071,000.

2004-A Term Note Cash Accumulation Reserve Fund Release Amount: On a Monthly Distribution Date, the 2004-A Term Note Cash Accumulation Reserve Fund Release

Amount shall never be less than zero and shall always equal zero except during a Cash Accumulation Period or a Rapid Amortization Period when it shall equal an amount calculated as follows:

2004-A Term Note Cash Accumulation Reserve Fund Release Amount	=	(CAB x Applicable Rate ×	Actual Days	)	- Interest Earned
360

where, for purposes of this equation only:

“Actual Days” is the actual numbers of days elapsed from and including the prior Monthly Distribution Date (or, in the case of the first Monthly Distribution Date for which a release amount is calculated, from and including the date a Cash Accumulation Event occurs) to but excluding such Monthly Distribution Date.

“Applicable Rate” means the 2004-A Term Notes Interest Rate.

“CAB” is the sum of (a) the daily average balance in the 2004-A Term Note Cash Accumulation Account and (b) the daily average balance in the 2004-A Term Notes Principal Distribution Subaccount prior to any deposits or withdrawals in respect of principal into or from either of such accounts on such Monthly Distribution Date; provided that earnings on such accounts during the related Collection Period will be excluded from such balances.

“Interest Earned” is the sum of the 2004-A Term Note Cash Accumulation Account Earnings and the 2004-A Term Notes Distribution Principal Subaccount Earnings during the related Collection Period.

2004-A Term Note Cash Accumulation Reserve Fund Required Amount: With respect to any Determination Date, the sum of (1) the present value, discounted at 1.090% per annum, of the Monthly Note Mismatch Amounts for each Monthly Distribution Date following the Monthly Distribution Date for which such calculation is being made to and including the Monthly Distribution Date preceding the 2004-A Term Note Targeted Final Payment Date, and (2) $85,417.

2004-A Term Note Stated Final Payment Date: The Monthly Distribution Date in March 2011.

2004-A Term Note Targeted Final Payment Date: The Monthly Distribution Date in March 2009.

Actual/360 Day Count: For the computation of accrued interest, means using the actual number of days elapsed during the period from and including the preceding Monthly Distribution Date (or, in the case of the initial Monthly Distribution Date, from and including the 2004-A Term Notes Closing Date), to but excluding the current Monthly Distribution Date, and a year of 360 days.

Cash Accumulation Event: Any of the events set forth as such in Section 6.3.2 of the Officer’s Issuance Certificate.

Cash Accumulation Period: A period described as such in Section 6.3.1 of the Officer’s Issuance Certificate.

Daily Remittance Period: Has the meaning set forth in Section 5.1.3 of the Officer’s Issuance Certificate.

Distribution Accounts: For the purpose of the Basic Documents, the 2004-A Term Notes Distribution Account.

Fully Funded Date: The day on which:

(a)	the sum of the amount on deposit in the 2004-A Term Note Cash Accumulation Account and in the 2004-A Term Notes Distribution Principal Subaccount for the payment of principal equals the outstanding principal balance of the 2004-A Term Notes, or

(b)	the 2004-A Term Notes have been paid in full.

Monthly Note Mismatch Amount: For a Monthly Distribution Date is calculated as follows:

Monthly Note Mismatch Amount	= Term Note Balance ×	Note Mismatch Rate
12

where, for purposes of this equation only:

“Term Note Balance” is the outstanding principal balance on the 2004-A Term Notes on the Monthly Distribution Date on which the 2004-A Term Note Cash Accumulation Reserve Fund Required Amount is being calculated after distribution of principal on that Monthly Distribution Date, and

“Note Mismatch Rate” is 0.205%.

Noteholders’ Interest: With respect to any Monthly Distribution Date, the sum of:

(a)	interest on the outstanding principal balance of the 2004-A Term Notes on the last day of the related Collection Period (or, in the case of the initial Monthly Distribution Date, the outstanding principal balance on the 2004-A Term Notes Closing Date), at the 2004-A Term Notes Interest Rate for such Monthly Distribution Date, computed on the basis of the Actual/360 Day Count, and

(b)	the excess of the Noteholders’ Interest for the preceding Monthly Distribution Date over the amount that was actually deposited in the 2004-A Term Notes

Distribution Account on the preceding Monthly Distribution Date for the payment of interest on the 2004-A Term Notes.

One-Month LIBOR: means, with respect to each Monthly Distribution Date, the rate for deposits in U.S. Dollars for a period of one month which appears on the Moneyline Telerate Service Page 3750 as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the Monthly Distribution Date immediately preceding such Monthly Distribution Date (or, in the case of the initial Monthly Distribution Date, two LIBOR Business Days prior to the 2004-A Term Notes Closing Date). If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying LIBOR or comparable rates as may be selected by the Indenture Trustee after consultation with the Seller), the rate will be the Reference Bank Rate.

The “Reference Bank Rate” will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks (which shall be four major banks that are engaged in transactions in the London interbank market, selected by the Indenture Trustee after consultation with the Seller) as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the immediately preceding Monthly Distribution Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the principal balance of the 2004-A Term Notes outstanding. The Indenture Trustee will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations, rounded upwards to the nearest one-sixteenth of one percent. If on any such date fewer than two quotations are provided as requested, the rate will be the arithmetic mean, rounded upwards to the nearest one-sixteenth of one percent, of the rates quoted by one or more major banks in New York City, selected by the Indenture Trustee after consultation with the Seller, as of 11:00 a.m., New York City time, on such date to leading European banks for United States dollar deposits for a period of one month in amounts approximately equal to the principal balance of the 2004-A Term Notes outstanding. If no such quotation can be obtained, the rate will be One-Month LIBOR for the prior Monthly Distribution Date.

Payment Period: The period described as such in Section 6.1 of the Officer’s Issuance Certificate.

Rapid Amortization Event: Any of the events set forth as such in Section 6.2.2 of the Officer’s Issuance Certificate.

Rapid Amortization Payment Date: Each Monthly Distribution Date, commencing with the Monthly Distribution Date related to the first full calendar month following the commencement of the Rapid Amortization Period and continuing until the earlier of the date that the 2004-A Term Notes are paid in full or the Trust Termination Date.

Rapid Amortization Period: The period described as such in Section 6.2.1 of the Officer’s Issuance Certificate.

Remaining Interest Amount: The amount described as such in Section 4.2 of the Officer’s Issuance Certificate.

Required Payment Period Length: With respect to the Payment Period, the period of time described in Section 6.1.1 of the Officer’s Issuance Certificate.

Series Shortfall: The amounts designated as such in Section 4.2 of the Officer’s Issuance Certificate.

Term Note Distribution Account: The 2004-A Term Notes Distribution Account.

EXHIBIT A

[FORM OF 2004-A TERM NOTE]

REGISTERED	[$ ]

No. R-

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP NO. [            ]

Unless this Note is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any Note issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST VIII

FLOATING RATE ASSET BACKED TERM NOTE, SERIES 2004-A

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST VIII, a statutory trust organized and existing under the laws of the State of Delaware (herein referred to as the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assigns (the “Noteholder”), the principal sum of                                               ($                ) at the times specified and in the amounts specified in the Indenture (as defined on the reverse side of this Note); provided that the entire outstanding principal amount of this Note shall be due and payable on the Monthly Distribution Date (as defined on the reverse side of this Note) in March 2011 (the “Stated Final Payment Date”). The Issuer shall pay interest on this Note on the dates, in the amounts and in the manner set forth in the Indenture.

The principal of and interest on this Note are payable in such coin or currency of the United States of America which, at the time of payment, is legal tender for payment of public and private debts.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.

Date:  March 30, 2004

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST VIII

By:	CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee under the Trust Agreement

By:

Name:

Title:

INDENTURE TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within-mentioned Indenture.

Date:  March 30, 2004

THE BANK OF NEW YORK, not in its individual capacity but solely as Indenture Trustee

By:

Name:

Title:

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Floating Rate Asset Backed Term Notes, Series 2004-A (herein called the “Series 2004-A Term Notes”), all issued under an Indenture, dated as of October 7, 2003 (such Indenture, as supplemented or amended, including all Officer’s Issuance Certificates (as defined therein), is herein called the “Indenture”), between the Issuer and The Bank of New York, a New York banking corporation, as trustee (the “Indenture Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Indenture Trustee and the Noteholders. The Series 2004-A Term Notes are one of the duly authorized series of Notes of the Issuer issued and to be issued from time to time pursuant to the Indenture (collectively, as to all Notes of all such series, the “Notes”). The Notes are governed by and subject to all terms of the Indenture (which terms are incorporated herein and made a part hereof), to which Indenture the Holder of this Note (and each related Note Owner) by virtue of acceptance hereof (or of any interest herein) assents and by which such Person is bound. All capitalized terms used and not otherwise defined in this Note that are defined in the Indenture shall have the meanings assigned to them in or pursuant to the Indenture.

Equally and Ratably Secured. The Series 2004-A Term Notes and all other Notes issued pursuant to the Indenture, except as otherwise provided thereunder, are and shall be equally and ratably secured by the Collateral pledged as security therefor as provided in the Indenture.

No Recourse against Persons in Individual Capacity. Each Noteholder or Note Owner, by acceptance of a Note or, in the case of a Note Owner, a beneficial interest in a Note, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer, the Owner Trustee or the Indenture Trustee on the Notes or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Indenture Trustee or the Owner Trustee in their individual capacities, (ii) any owner of a beneficial interest in the Issuer or (iii) any partner, owner, beneficiary, agent, officer, director or employee of the Indenture Trustee or the Owner Trustee in their individual capacities, any holder of a beneficial interest in the Issuer, the Owner Trustee or the Indenture Trustee or of any successor or assign of the Indenture Trustee or the Owner Trustee in their individual capacities, except as any such Person may have expressly agreed and except that any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

No Petition Covenant. Each Noteholder or Note Owner, by acceptance of a Note or, in the case of a Note Owner, a beneficial interest in a Note, covenants and agrees that by accepting the benefits of the Indenture such Noteholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Seller or the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Seller or the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller or the

Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Seller or the Issuer.

Tax Characterization. Each Noteholder, by acceptance of a Note or, in the case of a Note Owner, a beneficial interest in a Note, unless otherwise required by appropriate taxing authorities, agrees to treat the Notes as indebtedness secured by the Collateral for the purpose of federal income taxes, state and local income and franchise taxes, Michigan single business tax, and any other taxes imposed upon, measured by or based upon gross or net income.

Amendments to Indenture. The Indenture permits, with certain exceptions as herein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Noteholders under the Indenture at any time by the Issuer with the consent of the Holders of Notes representing a majority of the Outstanding Amount of all the Notes. The Indenture also contains provisions permitting the Holders of Notes representing specified percentages of the Outstanding Amount of the Notes, on behalf of the Holders of all the Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note (or anyone of more Predecessor Notes) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. The Indenture also permits the Indenture Trustee to amend certain terms and conditions set forth in the Indenture without the consent of the Noteholders.

Miscellaneous. The term “Issuer” as used in this Note includes any successor to the Issuer under the Indenture.

The term “Monthly Distribution Date” means the fifteenth day of each month, or if such day is not a Business Day, then the next Business Day, commencing on April 15, 2004.

The Issuer is permitted by the Indenture, under certain circumstances, to merge or consolidate subject to the rights of the Indenture Trustee and the Holders of Notes under the Indenture.

The Series 2004-A Term Notes are issuable only in registered form in denominations as provided in the Indenture, subject to certain limitations therein set forth.

This Note and the Indenture shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such laws.

Anything herein to the contrary notwithstanding, except as expressly provided in the Basic Documents, neither the Seller, the Servicer, the Indenture Trustee nor the Owner Trustee in their respective individual capacities, any owner of a beneficial interest in the Issuer, nor any of their respective partners, beneficiaries, agents, officers, directors, employees or successors or assigns, shall be personally liable for, nor shall recourse be had to any of them for, the payment of principal of or interest on, or performance of, or omission to perform, any of the covenants, obligations or indemnifications contained in this Note or the Indenture, it being expressly understood that said covenants, obligations and indemnifications have been made by the Owner Trustee solely as the Owner Trustee in the assets of the Issuer. Each Noteholder, by the acceptance of a Note or, in the case of a Note Owner, a beneficial interest in the Note, agrees, that except as expressly provided in the Basic Documents, in the case of an Event of Default under the Indenture, the Noteholder or Note Owner shall have no claim against any of the foregoing for any deficiency, loss or claim therefrom; provided, however, that nothing contained herein shall be taken to prevent recourse to, and enforcement against, the assets of the Issuer for any and all liabilities, obligations and undertakings contained in the Indenture or in this Note.

ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto_____________________

_________________________________________________________________________________________

(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints                         , as attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises

Dated:
Signature Guaranteed:

[1]	NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatsoever.

EXHIBIT B

[FORM OF DEPOSITORY AGREEMENT]

B-1